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                                                                     EXHIBIT 5.1

                                February 1, 2001

Bellwether Exploration Company
1331 Lamar, Suite 1455
Houston, Texas 77010

Ladies and Gentlemen:

     We have acted as counsel to Bellwether Exploration Company, a Delaware corporation (the "Company"), in connection with the merger of Bargo Energy Company, a Texas corporation ("Bargo"), with and into the Company (the "Merger") pursuant to the Agreement and Plan of Merger dated as of January 24, 2001 (the "Merger Agreement"). We have also acted as counsel to the Company in connection with the preparation of the Company's Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration by the Company of up to 11,428,571 shares of the Company's common stock, par value $.01 per share (the "Shares"), to be issued in the Merger in accordance with the terms of the Merger Agreement. At your request, certain legal matters in connection with the Shares are being passed upon for you by us.

     We have made such inquiries and examined originals, or copies certified or otherwise proved to our satisfaction, of corporate records of the Company, including the examination of the Certificate of Incorporation and Bylaws of the Company, each as amended to date, and certain resolutions of the Board of Directors of the Company. We have also examined the Registration Statement, together with the exhibits thereto, and such certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we considered necessary or appropriate for the purposes of giving this opinion. We have relied upon the accuracy of facts and information set forth in all such documents and assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals from which all such copies were made and the due authorization, execution, delivery or recordation of all documents where due authorization, execution, delivery or recordation are prerequisites to the effectiveness thereof.

     Based on the foregoing, and subject to the limitations below, we are of the opinion that the Shares have been duly authorized and, when the conditions to the Merger set forth in the Merger Agreement have been satisfied (including that the Registration Statement has become effective under the Act) and the Merger has been effected in accordance therewith, will be validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to the laws of the United States of America and to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction.
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Bellwether Exploration Company
February 1, 2001
Page 2

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the proxy statement/information statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ HAYNES AND BOONE, LLP

Haynes and Boone, LLP